Exhibit 10.64
January 30, 2008
Mr. Bob Pearson
2001 Meandering River Court
Austin, Texas 78746

Re:	Business Development Arrangement
Dear Bob:
          This letter is to confirm our agreement concerning business development activities you may conduct on behalf of Introgen. We understand that in the course of your activities you may encounter potential Introgen co-development partners, collaborators, investors, and/or acquirers. In the event your efforts produce a collaboration agreement, investment in Introgen, acquisition of a majority of the voting securities of Introgen or substantially all of its assets, or other significant investment in Introgen, Introgen will pay you a fee equal to one-half (1/2) of one percent (1%) of the money or current market value of other assets received by Introgen or its shareholders in such transaction, net of any contemplated expenditures of money or other assets by Introgen in connection with such transaction, up to a maximum amount of three million dollars ($3,000,000) (the “Fee”). For example, the Fee would be paid in connection with milestone payments, upfront payments, and royalties received by Introgen, but would not be paid with respect to loans, or monies received by Introgen which Introgen is expected to expend for research and development, fulltime equivalent payments with respect to its employees, or otherwise.
          In the event of an acquisition of Introgen or merger of Introgen into another company in which Introgen or its shareholders receive securities in exchange for their Introgen securities, the Fee will be based on the current market value of the securities received at the time of receipt, and may be paid by Introgen by delivering such securities with a value equal to the amount of the Fee.
          The Fee will not exceed the sum of $3,000,000, regardless of the size of the transaction. Transactions between or among Introgen and its affiliates, whether now existing or created in the future, are excluded from this agreement. For this purpose an “affiliate” is an entity in which a majority of the equity interests are owned or controlled by Introgen, or which owns or controls a

Mr. Bob Pearson
January 30, 2008
Page Two
majority of the equity interests of Introgen. Transactions between Introgen affiliates and third parties are also excluded, absent further agreement between you and such affiliate. No Fee will be owed if payment would violate applicable law.
          This Agreement may be terminated at any time by written notice from one of us to the other; provided, however, that the Fee will be paid with respect to a transaction produced through services performed by you before termination, if the transaction is closed within two years after the date of termination of this Agreement.
          If this accurately sets forth our agreement, please sign where indicated below and return to me.

Yours very truly, INTROGEN THERAPEUTICS, INC.

By;	/s/ DAVID G. NANCE
David G. Nance, Chairman, President
and Chief Executive Officer

AGREED:

/s/ BOB PEARSON
Bob Pearson